Exhibit 99.1

Endeavour Announces Positive Test Results From Columbus Discovery Well

          HOUSTON, Dec. 20 /PRNewswire-FirstCall/ -- Endeavour International Corporation (Amex: END) today announced the results of testing at its Columbus exploration well in Block 23/16f in the United Kingdom sector of the North Sea.

          The 23/16f-11 well tested at stabilized flow rates of 17.5 million cubic feet (MMcf) of gas and 1,060 barrels of condensate per day from the Paleocene Forties Formation on a 56/64-inch choke with a wellhead flowing pressure of 1,200 pounds per square inch.  The flows were measured during a final five- hour period.  The well encountered a gross gas column of at least 125 feet and a total of 85 feet of the reservoir was tested through pipe.  The well will now be suspended for potential use in a development program.

           “We are now moving forward with evaluations to determine the appropriate appraisal program and further drilling could take place in 2007 in order to accelerate commercialization of this gas and condensate discovery,” said William L. Transier, chairman, chief executive officer and president, “These positive results demonstrate the quality of our expanding prospect inventory and our capability to build value through our exploration strategy.”

          Endeavour is operator of the drilling and testing operations and holds a 25 percent working interest in the license that is operated by Serica Energy plc.

          Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit http://www.endeavourcorp.com.

          Certain statements in this news release should be regarded as “forward- looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

SOURCE  Endeavour International Corporation
           -0-                                                     12/20/2006
           /CONTACT: Investors, Rusty Fisher, +1-713-307-8770, or Media, Janice Aston White, +1-713-307-8780/
           /Web site:  http://www.endeavourcorp.com /
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